Exhibit 3.1

ARTICLES OF ASSOCIATION

of:

Elastic B.V.

with corporate seat in Amsterdam, the Netherlands

dated 29 May 2018

Chapter 1

Definitions.

Article 1.

In the articles of association the following terms shall have the meaning as defined below:

annual accounts	:	the annual accounts referred to in section 2:361 CC;

annual statement of accounts	:	the annual accounts and, if applicable, the management report as well as the additional information referred to in section 2:392 CC;

CC	:	the Dutch Civil Code;

company	:	the private company with limited liability which organisation is laid down in these articles of association;

convertible preference shares	:	the convertible preference shares A, the convertible preference shares B, the convertible preference shares C and the convertible preference shares D, for the avoidance of doubt: not including convertible preference shares C1;

depositary receipt	:	a depositary receipt for a share;

executive director	:	a managing director appointed as executive director;

general meeting	:	the corporate body that consists of shareholders entitled to vote and all other persons entitled to vote / the meeting in which all persons entitled to attend general meetings assemble;

initial executive director	:	Nicholas Charles Peter White, appointed as executive director of the company on the twentieth day of July two thousand and twelve;

initial non-executive director GM	:	Roderick Albert Johnson, appointed as non-executive director GM of the company on the twentieth day of July two thousand and twelve;

management report	:	the management report referred to in section 2:391 CC;

managing board	:	the corporate body entrusted with the management of the company consisting of the executive directors and non-executive directors;

managing director	:	each executive director and non-executive director;

meeting of holders of convertible preference shares	:	the corporate body that consists of shareholders holding convertible preference shares A, shareholders holding convertible preference shares B, shareholders holding convertible preference shares C and shareholders holding convertible preference shares D, for the avoidance of doubt: not including shareholders holding convertible preference shares C1;

meeting of holders of convertible preference shares A	:	the corporate body that consists of shareholders holding convertible preference shares A;

meeting of holders of convertible preference shares B	:	the corporate body that consists of shareholders holding convertible preference shares B;

meeting of holders of convertible preference shares C	:	the corporate body that consists of shareholders holding convertible preference shares C;

meeting of holders of convertible preference shares D	:	the corporate body that consists of shareholders holding convertible preference shares D;

meeting of holders of convertible preference shares W	:	the corporate body that consists of shareholders holding convertible preference shares W;

meeting of holders of convertible preference shares X	:	the corporate body that consists of shareholders holding convertible preference shares X;

meeting of holders of convertible preference shares Y	:	the corporate body that consists of shareholders holding convertible preference shares Y;

meeting of holders of convertible preference shares Z	:	the corporate body that consists of shareholders holding convertible preference shares Z;

meeting rights	:	the right to, either in person or by proxy authorised in writing, attend the general meeting and to address such meeting;

non-executive director	:	a managing director appointed as non-executive director;

persons entitled to vote	:	shareholders, as well as holders of a right of usufruct with voting rights;

persons entitled to attend general meetings	:	shareholders as well as holders of a right of usufruct with meeting rights;

share	:	a share in the share capital of the company;

shareholder	:	a holder of a share;

subsidiary	:	a subsidiary as referred to in section 2:24a CC.

Chapter 2

Name. Corporate seat.

Article 2.1.

The name of the company is: Elastic B.V.

Its corporate seat is in Amsterdam, the Netherlands.

Objects.

Article 2.2.

a.	exploitation of an enterprise with respect to the development of software;

b.

to incorporate, acquire and sell companies and businesses or participating interests therein, to conduct the affairs of, manage, supervise and finance companies and businesses and to have others manage and finance the same or conduct the affairs thereof, and to render services (or cause services to be rendered) to companies and businesses in the fields of business management, organization, administration, finance and human resources management;

c.

to invest in real and personal property, to arrange, take out and grant mortgage loans and other loans, to rent, let and lease real property, either at its own expense or at the expense of third parties; to provide security or to warrant performance in any other way and to guarantee, either jointly and severally or otherwise, debts incurred by group companies and/or by other including in particular the provision of security on behalf of businesses owned, either through private limited companies or otherwise, by blood relatives of the direct or indirect shareholders/natural persons of the company; to provide security on behalf of third parties;

d.	to set up pension schemes and to act as mediator for the purposes of taking out—and to take out (or cause to be taken out)—annuity, pension, life and other insurance policies;

e.	to acquire, manage and exploit intellectual and industrial property rights; and

f.	to give advice to third parties on the matters mentioned above, as well as to participate in similar businesses;

as well as to participate in, to take an interest in any other way in, to conduct the management of other business enterprises of whatever nature, furthermore to finance third parties, in any way to provide security or undertake the obligations of third parties and finally all activities which are incidental to or which may be conducive to any of the foregoing.

Chapter 3

Share structure.

Article 3.1.

3.1.1.	The authorised share capital of the company amounts to one hundred one thousand twenty-six euro and nineteen three/tenths eurocent (EUR 101,026.193) and is divided into:

•	seventy-two million (72,000,000) ordinary shares of one/tenth eurocent (EUR 0.001) each;

•	three million three hundred sixty thousand one hundred and forty-six (3,360,146) convertible preference shares C1 of one/tenth eurocent (EUR 0.001) each;

•	ten million two hundred twenty-eight thousand six hundred and eighty (10,228,680) convertible preference shares A of one/tenth eurocent (EUR 0.001) each;

•	six million seventy-one thousand three hundred and seventy-three (6,071,373) convertible preference shares B of one/tenth eurocent (EUR 0.001) each;

•	five million eight hundred twenty thousand seven hundred and twenty-two (5,820,722) convertible preference shares C of one/tenth eurocent (EUR 0.001) each;

•	three million five hundred forty-five thousand two hundred and thirty-two (3,545,232) convertible preference shares D of one/tenth eurocent (EUR 0.001) each;

•	ten (10) convertible preference shares W of one/tenth eurocent (EUR 0.001) each;

•	ten (10) convertible preference shares X of one/tenth eurocent (EUR 0.001) each;

•	ten (10) convertible preference shares Y of one/tenth eurocent (EUR 0.001) each; and

•	ten (10) convertible preference shares Z of one/tenth eurocent (EUR 0.001) each.

3.1.2.

The shares shall be in registered form. The ordinary shares shall be consecutively numbered from 1 onwards, the convertible preference shares C1 shall be consecutively numbered from C1-1 onwards, the convertible preference shares A shall be consecutively numbered from A1 onwards, the convertible preference shares B shall be consecutively numbered from B1 onwards, the convertible preference shares C shall be consecutively numbered from C1 onwards, the convertible preference shares D shall be consecutively numbered from D1 onwards, the convertible preference shares W shall be consecutively numbered from W1 onwards, the convertible preference shares X shall be consecutively numbered from X1 onwards, the convertible preference shares Y shall be consecutively numbered from Y1 onwards and the convertible preference shares Z shall be consecutively numbered from Z1 onwards.

3.1.3.	No share certificates shall be issued.

Issue of shares.

Article 3.2.

3.2.1.	The managing board resolves on the issue of shares and shall determine the issue price, the date of payment(s) for the shares as well as the further terms and conditions of the issue.

3.2.2.	Article 3.2.1 shall equally apply to a grant of rights to subscribe for shares, but shall not apply to an issue of shares to a person who exercises a previously acquired right to subscribe for shares.

3.2.3.	Shares shall never be issued at an issue price below the par value of the shares to be issued.

3.2.4.	Shares shall be issued by notarial deed in accordance with the provisions of section 2:196 CC.

3.2.5.

For as long as five hundred thousand (500,000) convertible preference shares are held by persons other than the company itself, the resolution as referred to in article 3.2.1 requires the prior approval of the meeting of holders of convertible preference shares. The number of five hundred thousand (500,000) referred to in the first sentence of this article 3.2.5 shall be adjusted to take into account any adjustments for share splits, share dividends, reclassification and the like. Following such different number becoming applicable and insofar as an amendment of these articles of association is required to implement the different number, the managing board has the obligation to convene a general meeting to be held within three weeks from the moment the event giving rise to the implementation of the different number has occurred. For the avoidance of doubt, the provisions of article 10.1 shall apply. The shareholders of the company have the obligation to cooperate in implementing the principles laid down in the previous sentence.

Payment for shares.

Article 3.3.

3.3.1.	Shares shall be issued against payment of the par value.

3.3.2.	Upon the issue of shares it may furthermore be stipulated that the shares be paid up for a higher amount than the par value of the shares.

3.3.3.	Payment must be made in cash, providing no alternative contribution has been agreed. Payment other than in cash is made with due observance of the provisions of section 2:204b CC.

3.3.4.	Payment in cash is made in the currency of the par value of the shares. Payment in a currency other than the par value is subject to the company’s consent.

3.3.5.

Payment in a currency other than the par value of the shares satisfies the obligation to pay up the shares in the amount in which the payment can be freely exchanged in the currency of the par value of the shares. The exchange rate of the date of payment is decisive.

3.3.6.	Section 2:199 CC applies to the transfer or allotment of partly paid-up shares.

Pre-emptive rights.

Article 3.4.

3.4.1.	Upon issue of shares shareholders shall have no pre-emptive rights, unless determined by the managing board.

3.4.2.	This article shall equally apply to a grant of rights to subscribe for shares.

Conversion of preference shares.

Article 3.5.

3.5.1.

Convertible preference shares A and/or convertible preference shares B and/or convertible preference shares C and/or convertible preference shares D, as the case may be, can be converted into ordinary shares pursuant to:

(i)	a resolution of the managing board which the managing board shall adopt if the conditions laid down in article 3.6 are met; or

(ii)

otherwise pursuant to a resolution of the managing board with the prior approval of the relevant holders of convertible preference shares A and/or convertible preference shares B and/or convertible preference shares C and/or convertible preference shares D, as the case may be.

3.5.2.

If a convertible preference share has become one or more ordinary shares, those converted shares will be entitled to dividend distributions and other distributions on ordinary shares, as applicable, as from the conversion day.

3.5.3.

In the event that pursuant to the conversion ratio an obligation exists to (further) pay up the relevant converted shares, such (further) payment shall, to the extent possible, be charged against the dividend reserve. If the dividend reserve is insufficient to (further) pay up the relevant converted shares, the remainder shall, to the extent possible, be charged against the general share premium reserve.

3.5.4.

Insofar as an amendment of these articles of association is required to implement a conversion of convertible preference shares pursuant to the provisions of this article 3.5 and article 3.6, the managing board has the obligation to convene a general meeting to be held within three weeks from the moment the event giving rise to the conversion has occurred. For the avoidance of doubt, the provisions of article 10.1 shall apply.

3.5.5.	Subject to article 8.4.3, the shareholders of the company have the obligation to cooperate in implementing the principles laid down in article 3.5.4.

Conversion of convertible preference shares C1.

Article 3.5.A.

3.5.A.1.

Upon the request of one or more holders of convertible preference shares C1 the managing board may determine to convert one or more convertible preference shares C1 into ordinary shares. The applicable conversion ratio is as follows: one convertible preference share C1 can be converted into one ordinary share. The conversion ratio mentioned in the preceding sentence is adjusted in the same manner as the conversion price as mentioned article 3.6 is adjusted in accordance with article 3.6.1(d). Article 3.6(e) and (f) mutatis mutandis apply to the conversion of convertible preference shares C1.

3.5.A.2.

If a convertible preference share C1 has become an ordinary share, that converted share will be entitled to dividend distributions and other distributions on ordinary shares, as applicable, as from the conversion day.

3.5.A.3.

Whenever (i) a convertible preference share C1 is converted into an ordinary share with due observance of the provisions of these articles of association and (ii) the amount of the authorised capital does not allow for the conversion, the number of ordinary shares in the authorised share capital into which such convertible preference share C1 is converted shall be increased or decreased as required to allow for the conversion of such convertible preference share C1.

3.5.A.4.	An amendment to the number of shares of a particular class in which the authorised share capital is divided, shall be filed with the Trade Register within eight (8) days after such amendment.

3.5.A.5.

If convertible preference shares are converted into ordinary shares pursuant to and in accordance with article 3.6.1(b), the convertible preference shares C1 will also be converted into ordinary shares.

Conversion procedure and ratio.

Article 3.6.

3.6.1.	The holders of shares of convertible preference shares shall be entitled to conversion rights as follows:

(a)	Right to Convert.

Subject to article 3.6.1(c), each of the convertible preference shares shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid ordinary shares as is determined by dividing (i) one United States dollar and twelve/tenth dollar cent (USD 1.012) (as adjusted for share splits, share dividends, reclassification and the like) in the case of convertible preference shares A, (ii) three United States dollar and ninety-one and six/tenth dollar cent (USD 3.916) (as adjusted for share splits, share dividends, reclassification and the like) in the case of convertible preference shares B, (iii) twelve United States dollar and twenty-six/tenth dollar cent (USD 12.026) (as adjusted for share splits, share dividends, reclassification and the like) in the case of convertible preference shares C, and (iv) sixteen United States dollar and thirty-six dollar cent (USD 16.36) (as adjusted for share splits, share dividends, reclassification and the like) in the case of convertible preference shares D, by the conversion price applicable to such shares, determined as hereafter provided, in effect on the date the request for conversion is made. The initial conversion price per convertible preference share A shall be one United States dollar and twelve/tenth dollar cent (USD 1.012), the initial conversion price per convertible preference share B shall be three United States dollar and ninety-one and six/tenth dollar cent (USD 3.916), the initial conversion price per convertible preference share C shall be twelve United States dollar and twenty-six/tenth dollar cent (USD 12.026) and the initial conversion price per convertible preference share D shall be sixteen United States dollar and thirty-six dollar cent (USD 16.36). Such initial conversion price shall be subject to adjustment as set forth in article 3.6.1(d) below.

(b)	Automatic Conversion.

Subject to article 3.5.1, each convertible preference share shall be converted into ordinary shares at the conversion price then in effect for such share immediately upon the earlier of (i) except as provided below in article 3.6.1(c), the company’s issuance of its ordinary shares in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which results in aggregate cash proceeds to the company of not less than thirty million United States dollar (USD 30,000,000) (net of underwriting discounts and commissions) (a “Qualified Public Offering”) or (ii) the date specified by vote or written consent of the meeting of holders of convertible preference shares with a majority of at least eighty-five percent (85%), voting together as a class.

(c)	Mechanics of Conversion.

Before any holder of convertible preference shares shall be entitled to convert such convertible preference shares into ordinary shares, the holder shall give written notice to the company at its registered office, of the election to convert the same. The company shall, as soon as practicable thereafter, issue a declaration to such holder of convertible preference shares stating the number of ordinary shares to which such holder shall be entitled as aforesaid. If the conversion is in connection with a firm commitment underwritten public offering of securities, the conversion may, at the option of any holder tendering such convertible preference shares for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the holder of convertible preference shares entitled to receive ordinary shares upon conversion of such convertible preference shares shall not have converted such convertible preference shares until immediately prior to the closing of such sale of securities.

(d)	Conversion Price Adjustments of convertible preference shares for Certain Dilutive Issuances, Splits and Combinations.

The conversion price of the convertible preference shares shall be subject to adjustment from time to time as follows:

(i)	Issuance of Additional Shares Below Purchase Price

If the company should issue, at any time after the date upon which any of the convertible preference shares D were first issued (the “Purchase Date”), any Additional Shares (as defined below) without consideration or for a consideration per share less than the conversion price for the applicable convertible preference shares in effect immediately prior to the issuance of such Additional Shares (as adjusted for share splits, share dividends, reclassification and the like), the conversion price for such convertible preference shares in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this article 3.6.1(d)(i), unless otherwise provided in this article 3.6.1(d)(i).

(A)	Adjustment Formula.

Whenever the conversion price is adjusted pursuant to this article 3.6.1(d)(i), the new conversion price shall be determined by multiplying the conversion price then in effect by a fraction, (x) the numerator of which shall be the number of ordinary shares outstanding immediately prior to such issuance (the “Outstanding Ordinary Shares”) plus the number of ordinary shares that the aggregate consideration received by the company for such issuance would purchase at such conversion price; and (y) the denominator of which shall be the number of Outstanding Ordinary Shares plus the number of Additional Shares. For purposes of the foregoing calculation, the term “Outstanding Ordinary Shares” shall include ordinary shares deemed issued pursuant to article 3.6.1(d)(i)(E) below.

(B)	Definition of “Additional Shares”.

For purposes of this article 3.6.1(d)(i), “Additional Shares” shall mean any ordinary shares issued (or deemed to have been issued pursuant to article 3.6.1(d)(i)(E)) by the company after the Purchase Date, other than:

(1)	securities issued pursuant to share splits, share dividends or similar transactions, as described in article 3.6.1(d)(ii) hereof;

(2)

securities issued or issuable in connection with the acquisition by the company of another company or business, approved by the managing board including the non-executive director A, the non-executive director B and the non-executive director C;

(3)	securities issued or issuable in a Qualified Public Offering;

(4)

ordinary shares (or options therefor) issued or issuable to employees, consultants, officers or directors of the company for the primary purpose of soliciting or retaining their services pursuant to share option plans or restricted share plans or agreements approved by the managing board;

(5)	ordinary shares issued or issuable upon conversion of the convertible preference shares;

(6)

securities issued or issuable to an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the company’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the managing board including the non-executive director A, the non-executive director B and the non-executive director C;

(7)

securities issued or issuable to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, approved by the managing board including the non-executive director A, the non-executive director B and the non-executive director C; and

(8)

securities issued or issuable in any other transaction in which exemption from these price-based antidilution provisions is approved by the affirmative vote of the meeting of holders of convertible preference shares with a majority of at least eighty-five percent (85%), voting together as a class, which vote specifically references this section.

(C)	No Fractional Adjustments.

No adjustment of the conversion price for the convertible preference shares shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D)	Determination of Consideration.

In the case of the issuance of ordinary shares for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the company for any underwriting or otherwise in connection with the issuance thereof. In the case of the issuance of the ordinary shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the managing board irrespective of any accounting treatment.

(E)	Deemed Issuances of ordinary shares.

In the case of the issuance of rights to subscribe for ordinary shares, securities by their terms convertible into or exchangeable for ordinary shares or rights to subscribe for such convertible or exchangeable securities, or entitling the holder thereof to receive directly or indirectly, additional ordinary shares (the “Ordinary Shares Equivalents”), the following provisions shall apply for all purposes of this article 3.6.1(d)(i):

(1)

The aggregate maximum number of ordinary shares issuable upon conversion (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Ordinary Shares Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Ordinary Shares Equivalents were issued and for a consideration equal to the consideration, if any, received by the company for any such securities and related Ordinary Shares Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the company (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Ordinary Shares Equivalents (the consideration in each case to be determined in the manner provided in article 3.6.1(d)(i)(D)).

(2)

In the event of any change in the number of ordinary shares convertible or in the consideration payable to the company upon conversion of any Ordinary Shares Equivalents, other than a change resulting from the antidilution provisions thereof, the conversion price of any series of convertible preference shares, to the extent in any way affected by or computed using such Ordinary Shares Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of ordinary shares or any payment of such consideration upon the conversion, exchange or exercise of such Ordinary Shares Equivalents.

(3)

Upon the termination or expiration of the convertibility of any Ordinary Shares Equivalents, the conversion price of any series of convertible preference shares, to the extent in any way affected by or computed using such Ordinary Shares Equivalents, shall be recomputed to reflect the issuance of only the number of ordinary shares (and Ordinary Shares Equivalents that remain convertible) actually converted upon the conversion of such Ordinary Shares Equivalents.

(4)

The number of ordinary shares deemed issued and the consideration deemed paid therefor pursuant to article 3.6.1(d)(i)(D) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either article 3.6.1(d)(i)(E)(2) or (3).

(F)	No increased conversion price.

Notwithstanding any other provisions of this article 3.6.1(d)(i), except to the limited extent provided for in article 3.6.1(d)(i)(E)(2) and (3), no adjustment of the conversion price pursuant to this article 3.6.1(d)(i) shall have the effect of increasing the conversion price above the conversion price in effect immediately prior to such adjustment.

(ii)	Stock Splits and Dividends.

In the event the articles of association of the company should at any time after the nineteenth day of July two thousand sixteen be amended in order to effectuate a split or subdivision of the outstanding ordinary shares or the determination of holders of ordinary shares entitled to receive a dividend or other distribution payable in additional ordinary shares or Ordinary Shares Equivalents without payment of any consideration by such holder for the additional ordinary shares or the Ordinary Shares Equivalents (including the additional ordinary shares issuable upon conversion or exercise thereof), then, as of such date of amendment of the articles of association, the conversion price of each convertible preference share that is convertible into ordinary shares shall be appropriately decreased so that the number of ordinary shares issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of ordinary shares outstanding and those issuable with respect to such Ordinary Shares Equivalents with the number of shares issuable with respect to Ordinary Shares Equivalents determined from time to time in the manner provided for deemed issuances in article 3.6.1(d)(i)(E).

(iii)	Reverse Stock Splits.

If the number of ordinary shares outstanding at any time after the nineteenth day of July two thousand and sixteen is decreased by a combination of the outstanding ordinary shares, then, following the date of amendment of the articles of association pursuant to which such combination takes effect, the conversion price for each series of convertible preference shares that is convertible into ordinary shares shall be appropriately increased so that the number of ordinary shares issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)	Other Distributions.

In the event the company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the company or other persons, assets (excluding cash dividends) or options or rights not referred to in article 3.6.1(d)(i) or in article 3.6.1(d)(ii), then, in each such case for the purpose of this article 3.6.1(e), the holders of each series of convertible preference shares that is convertible into ordinary shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of ordinary shares of the company into which their shares of convertible preference shares are convertible as of the record date fixed for the determination of the holders of ordinary shares of the company entitled to receive such distribution.

(f)	No Fractional Shares and Certificate as to Adjustments.

(i)

No fractional shares can be created upon the conversion of any share or shares of convertible preference shares, and the number of ordinary shares to be issued to a particular shareholder shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of convertible preference shares the holder is at the time converting into ordinary shares and the number of ordinary shares issuable upon such aggregate conversion. If the conversion would result in any fractional share, the company shall, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the managing board.

(ii)

Upon the occurrence of each adjustment or readjustment of the conversion price of convertible preference shares pursuant to this article 3.6.1, the company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such convertible preference shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The company shall, upon the written request at any time of any holder of such convertible preference shares, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the conversion price for such series of convertible preference shares at the time in effect, and (C) the number of ordinary shares and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of convertible preference shares.

Chapter 4

Profit and loss. Distributions on shares.

Article 4.1.

4.1.1.

The general meeting is authorised to appropriate the profits that follow from the adoption of the annual accounts or to determine how a deficit will be accounted for. The managing board can resolve upon an interim distribution of profits or reserves; provided that the company’s equity exceeds the total amount of the reserves to be maintained pursuant to the law. A resolution to distribute profits or reserves can only be adopted by the managing board and if with respect to any financial year there is no deficit with regard to payments to holders of convertible preference shares as referred to in article 4.1.2 and furthermore subject to the provisions of article 3.6.1(e). The managing board shall not resolve upon a distribution if it knows or should reasonably expect that following the distribution the company cannot continue to pay its debts due.

4.1.2.

From the profits made in a financial year, a distribution shall be made first, if possible and the managing board so declares, on the convertible preference shares A, the convertible preference shares B, the convertible preference shares C and the convertible preference shares D on a pari passu basis, equal to the percentage described in the following sentence multiplied by their respective par value and share premium together. The percentage referred to in the preceding sentence is six percent (6%). If the profits made in any financial year are not sufficient to make this distribution, the first sentence of this article 4.1.2 and article 4.1.3 shall apply in subsequent years only after the shortfall has been made up.

4.1.3.

The profits that remain after the application of article 4.1.2 shall be distributed among the holders of convertible preference shares A, convertible preference shares B, convertible preference shares C, convertible preference shares D, convertible preference shares C1 and ordinary shares pro rata based on the number of ordinary shares then held by each holder (assuming conversion of all such convertible preference shares into ordinary shares in accordance with the provisions of articles 3.5 and 3.6). The preceding sentence shall not apply if the general meeting shall resolve to reserve these profits.

4.1.4.

The company may only make distributions to shareholders and other persons entitled to distributable profits to the extent that its equity exceeds the total amount of its issued share capital and the reserves to be maintained pursuant to the law.

4.1.5.	A loss may only be applied against reserves maintained pursuant to the law to the extent permitted by law.

Acquisition of shares.

Article 4.2.

4.2.1.

The managing board, with due observance of the applicable relevant statutory provisions, resolves on the acquisition by the company of fully paid-up shares or depositary receipts. Acquisition by the company of non-paid up shares or depositary receipts is null and void. Acquisition of own shares is not permitted if and in so far as a result of such acquisition not at least one share bearing voting rights is held by a person other than the company or a subsidiary.

4.2.2.

The provisions of section 2:207a, subsection 2 CC apply in the event of an acquisition by the company by way of universal title of succession of all shares entitled to vote as a result of which the company together with its subsidiaries holds all shares entitled to vote.

4.2.3.	The company and its subsidiaries may, other than for no consideration, not acquire shares or depositary receipts if:

a.	the company’s equity, minus the acquisition price for the shares, is less than the reserves to be maintained pursuant to the law; or

b.	the managing board knows or should reasonably expect that following the acquisition the company cannot continue to pay its debts due.

4.2.4.	With the exception of the provisions of article 4.2.2, the provisions of this article do not apply to shares and depositary receipts acquired by the company under universal title of succession.

4.2.5.

Without prejudice to the provisions of article 4.2.3, subsidiaries may only acquire shares or depositary receipts for consideration if the managing board has consented to such acquisition. The managing board shall only withhold its approval if it knows or should reasonably expect that following the distribution the company cannot continue to pay its debts due.

4.2.6.

For as long as five hundred thousand (500,000) convertible preference shares are held by persons other than the company itself, the resolution as referred to in article 4.2.1 requires the prior approval of the meeting of holders of convertible preference shares. The number of five hundred thousand (500,000) referred to in the first sentence of this article 4.2.6 shall be adjusted to take into account any adjustments for share splits, share dividends, reclassification and the like. Following such different number becoming applicable and insofar as an amendment of these articles of association is required to implement the different number, the managing board has the obligation to convene a general meeting to be held within three weeks from the moment the event giving rise to the implementation of the different number has occurred. In deviation of the first sentence of this article, the resolution as referred to in article 4.2.1 shall not require prior approval of the meeting of holders of convertible preference shares insofar this concerns an acquisition by the company of no more than fifty thousand (50,000) fully paid-up shares or depositary receipts. For the avoidance of doubt, the provisions of article 10.1 shall apply. The shareholders of the company have the obligation to cooperate in implementing the principles laid down in the previous sentence.

Rights attached to shares held by the company and disposal of such shares.

Article 4.3.

4.3.1.	Articles 3.2 and 3.4 shall equally apply to the disposal of shares acquired by the company, with the exception that such disposal may be made at a price below the par value of the shares.

A disposal of such shares is not subject to the share transfer restrictions that apply or may apply from time to time to other shareholders than the company.

4.3.2.

The company is not entitled to any distribution, or any pre-emptive rights, of whatever nature, with regards to shares that its owns in its own share capital, in as far as the latter is concerned without prejudice to the provisions of chapter 5 of the articles of association, nor can the rights referred to in the preceding sentence be derived from shares for which depositary receipts have been issued that are held by the company, unless, where it concerns distributions referred to above, the depositary receipts are subject to a right of usufruct held by persons other than the company or its subsidiaries.

Capital reduction.

Article 4.4.

4.4.1.

The general meeting may, to the extent permitted by law and with due observance of the following requirements, resolve to reduce the issued share capital, by reducing the par value of shares effected by an amendment of the articles of association or by cancellation of shares. Cancellation of shares can only relate to shares that are held by the company or for which it holds the depositary receipts;

In all other cases, cancellation of shares can only be resolved upon with the consent of all shareholders involved.

In such resolution the respective shares and the implementation of the resolution should be stated.

Cancellation of shares is not allowed if as a result of the cancellation not at least one share with voting rights is held by and for the risk and account of another person other than the company or a subsidiary.

4.4.2.	Reduction of the par value of the shares without repayment and without a waiver of the obligation to pay up the shares shall be made proportionally on all shares of a specific class.

4.4.3.

Waiver of the obligation to pay up the shares shall only be possible by way of implementation of a resolution, subject to consent of the meeting of holders of convertible preference shares as referred to in article 8.4.3, to reduce the par value of the shares. Waiver as well as a repayment on shares in view of the implementation of a resolution to reduce the par value of the shares shall be made proportionally on all shares or proportionally on all shares of a specific class.

4.4.4.	The pro rata requirement referred to in articles 4.4.2 and 4.4.3 may only be waived with the consent of all shareholders concerned.

4.4.5.

The notice for a general meeting in which a resolution referred to in this article 4.4 will be passed shall state the object of the capital reduction and the manner of implementation. The second, third and fourth subsections of section 2:233 CC shall equally apply.

4.4.6.

A resolution to reduce the issued share capital with repayment is subject to the approval of the managing board. The managing board shall only withhold the approval in case it knows or should reasonably expect that following the capital reduction the company cannot continue to pay its debts due.

4.4.7.	Repayment on shares or waiver of the obligation to pay up the shares shall only be possible to the extent that the company’s equity exceeds the reserves to be maintained pursuant to the law.

Chapter 5

Share transfer restrictions.

Article 5.1.

5.1.1.

A shareholder may transfer one or more of his shares in accordance with articles 5.1.2 to 5.3.2. In the event that the company wishes to transfer any shares it has acquired in its own capital, articles 5.1.2 to 5.3.2 shall not apply.

5.1.2.	The transfer of shares by a shareholder shall require the approval of the managing board, except that such approval shall not be required for:

(i)

transfers to a subsidiary, parent, partner, limited partner, member, affiliated fund or entity of the relevant shareholder, which means with respect to a limited partnership, limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company (such a fund or entity, an “Affiliated Fund”);

(ii)

transfers to a shareholder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, a shareholder’s “Immediate Family Member”, which term shall include adoptive relationships);

(iii)

transfers to a trust for the benefit of an individual shareholder or such shareholder’s Immediate Family Member, or from such a trust to an individual who is a beneficiary of such trust or an individual shareholder or a person who has been an individual shareholder before; or

(iv)

transfers of convertible preference shares C1 or convertible preference shares D (or such ordinary shares in which convertible preference shares C1 or convertible preference shares D (as applicable) were converted upon a conversion from convertible preference shares C1 or convertible preference shares D (as applicable) into ordinary shares), provided that the company and the transferring shareholder have agreed in writing that the relevant transfer of such shares does not require the approval of the management board by making a reference to this article 5.1.

Procedure.

Article 5.2.

5.2.1.	The managing board shall decide on the request for approval within four weeks after such request having been made. Failing this, the approval shall be deemed to have been granted.

5.2.2.

The approval shall also be deemed to have been granted in the event that the managing board refuses its approval but does not simultaneously provide the shareholder with the name(s) of one or more prospective purchasers designated by it, who are willing to purchase the shares to be transferred, against payment in cash at the price to be determined in accordance with article 5.3.1.

5.2.3.	The transfer must take place within three months after the approval has, or is deemed to have been, granted.

Price determination.

Article 5.3.

5.3.1.

The shareholder and the designated prospective purchaser(s) shall determine the price of the shares by mutual agreement. Failing such agreement, the price shall be determined by an independent expert to be appointed by the managing board and the shareholder, by mutual agreement. In the event that the managing board and the shareholder fail to reach agreement on this appointment, the independent expert shall be appointed by the President of the Royal Dutch Notarial Association at the request of the party who is first to take action.

5.3.2.

For a period of one month from being notified of the price determined by the independent expert, the shareholder shall be free to decide whether to transfer his shares to the designated prospective purchaser(s).

Chapter 6

Shareholders’ register.

Article 6.1.

6.1.1.	The managing board shall keep a register in which the names and addresses of:

(i)	all shareholders; and

(ii)	persons holding a right of usufruct on shares;

shall be registered, with additional statement on the date on which they have acquired the shares, the right of usufruct the number of shares held by them or the number of shares subject to their rights with additional statement of the class of the shares, the date of acknowledgement or service, as well as the amount paid up on each share, a statement on the rights that vest in them with regard to the shares that are subject to their rights—including, if applicable, the meeting and voting rights—as well as a possible suspension of their rights or the termination of a suspension and all other information as required by law. The register shall state the e-mail address of a person entitled to attend the general meeting if such person has consented to receiving notices and notifications by e-mail.

6.1.2.	The register shall be kept up to date.

6.1.3.

Upon request and at no cost, the managing board shall provide a shareholder and a holder of a right of usufruct with an extract from the register regarding their respective rights in respect of a share. If a share is encumbered with a right of usufruct, the extract shall specify who is entitled to the meeting rights as well as who is entitled to the voting rights.

6.1.4.	The managing board shall make the register available at the office of the company for inspection by the shareholders and the holders of a right of usufruct who are entitled to vote.

6.1.5.	Each shareholder, holder of a right of usufruct shall timely provide the managing board with his address and the other information that needs to be included in the register.

Joint holding.

Article 6.2.

If shares are included in a joint holding, the joint participants may only be represented vis-à-vis the company by a person who has been designated by them in writing for that purpose. The joint participants may also designate more than one person.

The joint participants may determine at the time of the designation of the representative or thereafter—but only unanimously—that, if a joint participant so wishes, a number of votes corresponding to his interest in the joint holding will be cast in accordance with his instructions.

Notices and notifications.

Article 6.3.

6.3.1.

Notices of meetings and notifications to shareholders and other persons entitled to attend general meetings shall be given by registered or regular post or by bailiff’s writ. With the consent of a shareholder or a person entitled to attend the general meeting, notices of meetings and notifications may be given to him by sending an e-mail. Notices of meetings and notifications to shareholders and depositary receipt holders shall be sent to the addresses referred to in article 6.1.

6.3.2.

The date of a notice of meeting or a notification shall be deemed to be the date stamped on the receipt issued for the registered letter or the date of mailing the letter or the e-mail or the date of service of the writ, as the case may be.

6.3.3.

Notifications which, pursuant to the law or the articles of association, are to be addressed to the general meeting may be included in the notice of the meeting, or, provided that such is stated in the notice, by deposit of the notice for information at the office of the company.

Depositary receipt holders.

Article 6.4.

No meeting rights are attached to depositary receipts.

Right of pledge.

Article 6.5.

A right of pledge may not be established on shares.

Right of usufruct.

Article 6.6.

6.6.1.	A right of usufruct may be established on shares.

6.6.2.

The voting rights attached to shares cannot be granted to the holders of a right of usufruct unless in accordance with this article 6.6.2. Holders of a right of usufruct without voting rights do not have meeting rights.

The voting rights attached to a share that is subject to a right of usufruct vest in the holder of a right of usufruct if such has been agreed in writing either at the time of the creation of the right of usufruct or at a subsequent date and furthermore provided that the holder of the right of usufruct is a person to whom shares can be freely transferred. Unless otherwise stipulated pursuant to section 4:23, subsection 4 CC, in case of a right of usufruct as referred to in sections 4:19 and 4:21 CC, the voting rights attached to shares vest in the holder of the right of usufruct.

Holders of a right of usufruct with voting rights have meeting rights.

6.6.3.	Shareholders who as a result of a right of usufruct do not have voting rights, have meeting rights.

Form of transfer of shares.

Article 6.7.

6.7.1.	Any transfer of shares or of a right of usufruct on shares or the creation or release of a right of usufruct on shares shall be effected by notarial deed in accordance with section 2:196 CC.

Transfer of a depositary receipt can be effected by deed.

6.7.2.	Save in the event that the company is a party to the transaction, the rights attached to the shares may only be exercised after:

a.	the company has acknowledged the transaction;

b.	the deed has been served on the company; or

c.	the company has acknowledged the transaction on its own initiative by recording the same in the shareholders’ register,

all in accordance with sections 2:196a and 2:196b CC.

Chapter 7

Management.

Article 7.1.

7.1.1.

The company shall be managed by the managing board. The managing board shall consist of executive directors and non-executive directors. The number of executive directors and non-executive directors shall be determined by the managing board, the latter with a minimum of four (4). The non-executive directors shall be divided between one (1) or more non-executive directors GM, one (1) non-executive director A, one (1) non-executive director B and one (1) non-executive director C. In addition to the non-executive directors GM, A, B and C the following applies: if one or more convertible preference shares W have been issued and are held by persons other than the company itself, then the managing board shall also consist of a non-executive director W; if one or more convertible preference shares X have been issued and are held by persons other than the company itself, then the managing board shall also consist of a non-executive director X; if one or more convertible preference shares Y have been issued and are held by persons other than the company itself, then the managing board shall also consist of a non-executive director Y; if one or more convertible preference shares Z have been issued and are held by persons other than the company itself, then the managing board shall also consist of a non-executive director Z.

A legal entity may be appointed as an executive director but not as a non-executive director.

7.1.2.

Each managing director is obliged vis-a-vis the company to perform his duties in a proper manner. These duties include all managing duties that have not been allocated to one or more other managing directors by law or by the articles of association. In fulfilling their tasks, the managing directors must be guided by the interests of the company and its business. The non-executive directors shall supervise the policy and the performance of responsibilities of the executive directors and the general affairs of the company and they shall also perform the responsibilities assigned to them under or pursuant to these articles of association. The executive directors are responsible for the company’s general course of affairs. The executive directors shall timely furnish the non-executive directors with all information required for them to perform their task.

7.1.3.	The executive directors and the non-executive directors respectively, shall be appointed, suspended and dismissed as follows:

(a)

One (1) executive director shall be appointed by the general meeting, provided that (i) more than fifty percent (50%) of the holders of ordinary shares and (ii) eighty-five percent (85%) of the holders of convertible preference shares are presented or represented in that meeting (the “qualified executive director”). The other executive directors shall be appointed by the meeting of holders of ordinary shares.

(b)

For as long as five hundred thousand (500,000) convertible preference shares A are held by persons other than the company itself, the non-executive director A shall be appointed by the meeting of holders of convertible preference shares A. For as long as five hundred thousand (500,000) convertible preference shares B are held by persons other than the company itself, the non-executive director B shall be appointed by the meeting of holders of convertible preference shares B. For as long as five hundred thousand (500,000) convertible preference shares C are held by persons other than the company itself, the non-executive director C shall be appointed by the meeting of holders of convertible preference shares C.For as long as five hundred thousand (500,000) convertible preference shares W are held by persons other than the company itself (if applicable), the non-executive director W (if applicable) shall be appointed by the meeting of holders of convertible preference shares W. For as long as five hundred thousand (500,000) convertible preference shares X are held by persons other than the company itself (if applicable), the non-executive director X (if applicable) shall be appointed by the meeting of holders of convertible preference shares X. For as long as five hundred thousand (500,000) convertible preference shares Y are held by persons other than the company itself (if applicable), the non-executive director Y (if applicable) shall be appointed by the meeting of holders of convertible preference shares Y. For as long as five hundred thousand (500,000) convertible preference shares Z are held by persons other than the company itself (if applicable), the non-executive director Z (if applicable) shall be appointed by the meeting of holders of convertible preference shares Z. When five hundred thousand (500,000) convertible preference shares of the relevant aforementioned class are no longer held by persons other than the company itself, the foregoing sentences will not apply and the non-executive director A, the non-executive director B, the non-executive director C, the non-executive director W (if applicable), the non-executive director X (if applicable), the non-executive director Y (if applicable) and the non-executive director Z (if applicable) respectively, shall be appointed by the general meeting.

(c)

One (1) or more non-executive directors shall be appointed by the general meeting, provided that (i) more than fifty percent (50%) of the holders of ordinary shares and (ii) eighty-five percent (85%) of the holders of convertible preference shares are presented or represented in that meeting (the “non-executive Director GM”).

(d)

The managing directors may be suspended at any time by the relevant meeting that is entitled to appoint the relevant managing director. The managing directors may be dismissed by the relevant meeting that is entitled to appoint such managing directors. The general meeting may at any time suspend and dismiss any executive director and any non-executive director GM.

(e)

The meeting of holders of convertible preference shares may at any time dismiss a qualified executive director provided that (i) more than fifty percent (50%) of the holders of ordinary shares and (ii) eighty-five percent (85%) of the holders of convertible preference shares are presented or represented in that meeting.

(f)

The meeting of holders of convertible preference shares may at any time dismiss a non-executive director GM provided that (i) more than fifty percent (50%) of the holders of ordinary shares and (ii) eighty-five percent (85%) of the holders of convertible preference shares are presented or represented in that meeting;

(g)

In deviation of the preceding subparagraphs (f) and (g), the initial executive director or the initial non-executive director GM may at any time be dismissed by the meeting of holders of convertible preference shares provided that more than eighty-five percent (85%) of the holders of convertible preference shares are presented or represented in that meeting.

(h)

The meeting of holders of convertible preference shares A may at any time suspend and dismiss the non-executive director A. The meeting of holders of convertible preference shares B may at any time suspend and dismiss the non-executive director B. The meeting of holders of convertible preference shares C may at any time suspend and dismiss the non-executive director C. The meeting of holders of convertible preference shares W may at any time suspend and dismiss the non-executive director W. The meeting of holders of convertible preference shares X may at any time suspend and dismiss the non-executive director X. The meeting of holders of convertible preference shares Y may at any time suspend and dismiss the non-executive director Y. The meeting of holders of convertible preference shares Z may at any time suspend and dismiss the non-executive director Z.

The number of five hundred thousand (500,000) referred to in subparagraph (b) of this article 7.1.3 shall be adjusted to take into account any adjustments for share splits, share dividends, reclassification and the like. Following such different number becoming applicable and insofar as an amendment of these articles of association is required to implement the different number, the managing board has the obligation to convene a general meeting to be held within three weeks from the moment the event giving rise to the implementation of the different number has occurred. For the avoidance of doubt, the provisions of article 10.1 shall apply. Subject to section 8.4.3 the shareholders of the company have the obligation to cooperate in implementing the principles laid down in the previous sentence.

7.1.4.

If a managing director has been suspended, the general meeting shall within three months after the suspension has taken effect resolve either to dismiss such managing director, or to terminate or continue the suspension, failing which the suspension shall lapse.

A resolution to continue the suspension may be adopted only once and in such event the suspension may be continued for a maximum period of three months commencing on the day the general meeting has adopted the resolution to continue the suspension.

A managing director who has been suspended shall be given the opportunity to account for his actions at the general meeting and to be assisted by an adviser.

7.1.5.

In the event that one or more managing directors is prevented from acting, or in the case of a vacancy or vacancies for one or more managing directors, the remaining managing directors or the only remaining managing director shall temporarily be in charge of the management.

In the event that all managing directors are or the only managing director is prevented from acting or there are vacancies for all managing directors or there is a vacancy for the only managing director, the person (to be) appointed for that purpose by the general meeting shall temporarily be in charge of the management.

If there are vacancies for all managing directors or there is a vacancy for the only managing director, the person referred to in the preceding sentence shall as soon as possible take the necessary measures to make a definitive arrangement.

The term vacancy is taken to mean:

(i)	suspension;

(ii)	illness;

(iii)	inaccessibility,

in the events referred to under sub (ii) and (iii) without the possibility of contact for a period of five (5) days between the managing director concerned and the company, unless the general meeting, where applicable, sets a different term.

Remuneration.

Article 7.2.

The general meeting shall determine the remuneration and other terms and conditions which apply to the managing directors.

Managing board. Adoption of resolutions.

Article 7.3.

7.3.1.

If there is more than one managing director, the general meeting can appoint one of the non-executive directors as chairman of the managing board, and grant such chairman a title. With due observance of these articles of association, the managing board may adopt written rules governing its internal proceedings. Furthermore, subject to the approval of the general meeting and subject to the approval as referred to in article 8.4.3, the managing directors may divide their duties among themselves, whether or not by rule, provided that the general course of affairs of the company shall be the responsibility of the executive directors and provided that the task to supervise the policy and the performance of responsibilities of the executive directors shall not be taken away from the non-executive directors.

7.3.2.	The managing board shall meet whenever a managing director so requires. The managing board shall adopt its resolutions by an absolute majority of votes cast.

In a tie vote, the proposal shall have been rejected.

7.3.3.

If a managing director has a direct or indirect personal conflict of interest with the company, he shall not participate in the deliberations and the decision-making process concerned in the managing board. If as a result thereof no resolution of the managing board can be adopted, the resolution can nonetheless be adopted by the managing board.

7.3.4.

The managing board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing or in a reproducible manner by electronic means of communication and all managing directors entitled to vote have consented to adopting the resolution outside a meeting. For the avoidance of doubt, resolutions referred to in the preceding sentence can be signed using electronic signatures which conform with the requirements set by law.

Articles 7.3.2 and 7.3.3 shall equally apply to adoption by the managing board of resolutions without holding a meeting.

7.3.5.	The general meeting may in a resolution to that effect and to be communicated to the managing board, resolve that clearly specified resolutions of the managing board require its approval.

7.3.6.	The managing board may not, without a mandate from the general meeting, file for bankruptcy of the company.

Representation.

Article 7.4.

7.4.1.	The managing board, as well as each executive director acting independently is authorised to represent the company.

7.4.2.

If all shares in the company’s share capital are held by one shareholder, legal acts with such shareholder shall, if such shareholder also represents the company, be laid down in writing. The foregoing equally applies to a joint owner in a matrimonial community of property or a community of registered partnership comprising shares but does not apply to legal acts that under the conditions stipulated are in the company’s normal course of business.

7.4.3.

The managing board may grant one or more persons, whether or not employed by the company, the power to represent the company (procuratie) or grant in a different manner the power to represent the company on a continuing basis. The managing board may also grant such other titles as it may determine to persons as referred to in the preceding sentence, as well as to other persons, but only if such persons are employed by the company.

Chapter 8

General meetings.

Article 8.1.

8.1.1.	At least one general meeting shall be held during the company’s financial year, unless the matters referred to in article 8.1.2 have be decided upon in accordance with article 8.5.

8.1.2.	The agenda for this annual general meeting shall in any case include the following items:

a.	if section 2:391 CC applies to the company, the consideration of the management report;

b.	the adoption of the annual accounts;

c.	the discharge of managing directors for their management in the preceding financial year.

The items referred to above need not be included on the agenda if the period for preparing the annual accounts and, if applicable, presenting the management report has been extended or if the agenda includes a proposal to that effect.

At the annual general meeting, any other items that have been put on the agenda in accordance with paragraphs article 8.2 shall be dealt with.

8.1.3.

If all shareholders are also managing directors of the company, signing the annual accounts by all managing directors counts as adoption of the annual accounts provided that all other persons entitled to attend general meetings have been given the opportunity to take note of the annual accounts and have consented to this manner of adoption. The adoption of the annual accounts referred to in the preceding sentence entails the discharge of managing directors referred to in article 8.1.2 sub c. Article 2:210 (5) CC does not apply to the adoption of the annual accounts.

8.1.4.	A general meeting shall be convened whenever the managing board considers appropriate.

In addition a general meeting shall be convened as soon as one or more persons, together entitled to cast at least one-hundredth of the issued share capital so request the managing board, clearly stating the items to be discussed, unless this would be contrary to an overriding interest of the company. The request referred to in the preceding sentence shall be made in the manner referred to in article 6.3.1. For the purpose of this article 8.1.4 other persons entitled to attend general meetings shall be placed on par with shareholders.

Notice.

Article 8.2.

8.2.1.

General meetings shall be held in the municipality where the company has its corporate seat or in Haarlemmermeer (Schiphol Airport), the Netherlands, or in San Mateo County, San Francisco County or Santa Clara County (United States of America), or in London (United Kingdom).

8.2.2.

Persons entitled to attend the general meeting shall be given notice of the general meeting in the manner referred to in article 6.3.1. Notice shall be given by the managing board or a managing director. If in the event as referred to in the second sentence of article 8.1.4 no managing director convenes the meeting such that the meeting is held within four weeks of the request, any of the persons requesting the meeting shall be authorised to convene the same with due observance of the respective provisions of these articles of association.

8.2.3.	Notice shall be given not later than on the eighth day prior to the date of the meeting.

8.2.4.

If one or more of the requirements referred to in articles 8.2.1 and/or 8.2.2 have not been met, valid resolutions may only be adopted at a general meeting if all persons entitled to attend general meetings have consented thereto and the managing directors have been given the opportunity to advise prior to the adoption of the resolution.

8.2.5.

The notice shall specify the matters to be discussed as well as the date and time of the meeting. The person calling the meeting shall provide an explanation to the matters to be discussed at the meeting as well as to provide all information that is necessary for a proper decision-making process. Article 8.2.4 shall equally apply to adoption of resolutions regarding matters which have not been included in the notice or in a subsequent notice taking into account the term for convening the meeting.

8.2.6.

An item, which is requested in writing by one or more shareholders, who acting solely or jointly represent at least one-hundredth part of the issued share capital, shall be included in the notice of meeting or be announced in the same manner, provided the company receives such request no later than the thirtieth day prior to the day of the meeting, and provided that this is not contrary to an overriding interest of the company.

For the purpose of this article 8.2.6 other persons entitled to attend general meetings shall be placed on par with shareholders.

Order of the meeting.

Article 8.3.

8.3.1.	The general meeting shall appoint its chairman. The chairman shall designate the secretary.

8.3.2.

Without prejudice to the provisions of section 2:13 CC, all issues concerning the admittance to the general meeting, the exercise of voting rights and the voting results, as well as all other issues concerning (the proceedings at) the meeting, shall be decided by the chairman of the meeting concerned.

8.3.3.

Minutes shall be kept of the business transacted at the meeting unless a notarial record is prepared thereof. Minutes shall be adopted and in evidence of such adoption be signed by the chairman and the secretary of the meeting concerned, or alternatively be adopted by a subsequent meeting; in the latter case the minutes shall be signed by the chairman and the secretary of such subsequent meeting in evidence of their adoption.

8.3.4.	Managing directors are authorised to attend general meetings and as such they have an advisory vote at the general meetings.

8.3.5.	The managing board shall provide the general meeting with all information requested, unless this would be contrary to an overriding interest of the company.

Voting arrangement; proxy.

Article 8.4.

8.4.1.

Each share entitled to vote confers the right to cast one vote at the general meeting. In the general meeting no vote may be cast on a share held by the company or a subsidiary, or on a share the depositary receipt for which is held by the company or a subsidiary. Nonetheless, the holder of a right of usufruct on a share held by the company or a subsidiary is not excluded from the right to vote on such share if the right of usufruct was granted prior to the time such share was held by the company of the subsidiary. Neither the company nor a subsidiary may cast a vote on a share on which it holds a right of usufruct.

Blank votes and invalid votes shall be regarded as not having been cast.

8.4.2.

Resolutions shall be adopted by an absolute majority of the votes cast, unless the law or the articles of association require a larger majority. Non-voting shares as well as shares on which no votes may be cast pursuant to the law and/or the articles of association shall not be taken into account for the calculation of a majority or the number of shares represented at the meeting.

8.4.3.

For as long as at least five hundred thousand (500,000) convertible preference shares are held by persons other than the company itself, the following resolutions may only be adopted with the prior approval of the meeting of holders of convertible preference shares with a majority of at least eighty-five percent (85%):

•	to effect a liquidation transaction;

•

to alter or change the rights, preferences or privileges of the holders of convertible preference shares A or convertible preference shares B or convertible preference shares C or convertible preference shares D or convertible preference shares C1 so as to affect adversely the shares of such series;

•

to authorise or issue any other equity security, including any security (other than the convertible preference shares A, convertible preference shares B, convertible preference shares C, convertible preference shares D and the convertible preference shares C1 authorised by these articles of association) convertible into or exercisable for any equity security, having a preference over, or being on a parity with, any outstanding convertible preference shares A, convertible preference shares B, convertible preference shares C or convertible preference shares D with respect to voting (other than the pari passu voting rights of ordinary shares), dividends, redemption, conversion or upon liquidation;

•	to dissolve the company;

•	to file for bankruptcy;

•	to increase or decrease the authorised capital of the company;

•	to amend the articles of association;

•	to change the number of managing directors;

•	to distribute or reserve dividends to shareholders;

•	to increase or decrease the number of shares designated for issuance under an existing equity incentive plan, or adopt any new equity incentive plan;

•	to divide the duties of the managing directors among themselves, whether or not by rule; and

•	to waive the obligation to pay up shares.

For the purpose of this article a liquidation transaction means a sale, conveying, exclusive license or another way disposal by the company of all or substantially all of its assets, property or business or merge with or into or consolidate with any other company (other than a wholly-owned subsidiary of the company), provided that none of the following shall be considered a liquidation transaction: (A) a merger effected exclusively for the purpose of changing the domicile of the company, (B) a bona fide equity financing in which the company is the surviving company, or (C) a transaction in which the shareholder of the company immediately prior to the transaction owns at least fifty percent of the voting rights of the surviving company following the transaction as a result of shares held prior to the transaction in the company.

The number of five hundred thousand (500,000) referred to in the first sentence of this article 8.4.3 shall be adjusted to take into account any adjustments for share splits, share dividends, reclassification and the like. Following such different number becoming applicable and insofar as an amendment of these articles of association is required to implement the different number, the managing board has the obligation to convene a general meeting to be held within three weeks from the moment the event giving rise to the implementation of the different number has occurred. For the avoidance of doubt, the provisions of article 10.1 shall apply. The shareholders of the company have the obligation to cooperate in implementing the principles laid down in the previous sentence.

8.4.4.	In a tie vote concerning the appointment of persons, no resolution shall have been adopted.

In a tie vote concerning other matters, the proposal shall have been rejected, without prejudice to article 4.1.1.

8.4.5.

The chairman shall determine the manner of voting provided, however, that if any person present who is entitled to vote so requires, voting in respect of the appointment, suspension and dismissal of persons shall take place in writing.

8.4.6.

The managing board may resolve that votes cast by electronic means of communication prior to the general meeting shall be treated equally to votes cast during the meeting. The managing board shall determine the period of time during which votes may be cast in this manner; this period of time may not commence any earlier than on the thirtieth day before the date of the meeting.

8.4.7.	The managing board may resolve that each person entitled to attend the general meeting has the right to take note of the proceedings at the meeting by electronic means of communication.

8.4.8.	The managing board may resolve that each person entitled to attend the general meeting has the right to participate in the meeting by electronic means of communication.

8.4.9.

The managing board may resolve that each person who is entitled to vote has the right to exercise his voting rights by electronic means of communication, either in person or by a proxy authorised in writing. To do so, such person must be identifiable through the electronic means of communication and be able to directly observe the proceedings at the meeting.

8.4.10.	The managing board may attach conditions to the use of the electronic means of the communication. The notice of the meeting shall set out these conditions or state where they can be consulted.

8.4.11.	Persons entitled to attend general meetings may be represented at the meeting by a proxy authorised in writing.

8.4.12.	For the purpose of articles 8.4.9 and 8.4.11, the requirement of written form shall also be met if the proxy has been recorded electronically.

Resolutions without holding a meeting.

Article 8.5.

8.5.1.

Persons entitled to vote may adopt any resolutions which they could adopt at a meeting, without holding a meeting. The managing directors are given the opportunity to advise regarding such resolution prior to the adoption thereof.

A resolution to be adopted without holding a meeting shall only be valid if all persons entitled to attend general meetings consent thereto and furthermore provided that either in writing or in a reproducible manner by electronic means of communication such number of votes have been cast in favour of the proposal concerned as prescribed by law and/or these articles of association. The requirement of votes in writing shall also be met if the resolution, specifying how each of the persons entitled to vote has cast his vote, is laid down in writing or electronically. For the avoidance of doubt, resolutions referred to in the preceding sentence can be signed using electronic signatures which conform with the requirements set by law.

Those who have adopted a resolution without holding a meeting shall forthwith notify the managing board of the resolutions so adopted.

8.5.2.

A resolution as referred to in article 8.5.1 shall be recorded in the minute book of the general meeting by the managing board; at the next general meeting the entry shall be read aloud by the chairman of that meeting. Moreover, the documents in evidence of the adoption of such a resolution shall be kept with the minute book of the general meeting and as soon the resolution has been adopted, all persons who have adopted such resolution shall be notified thereof.

Meetings of holders of shares of a specific class.

Article 8.6.

8.6.1.	A meeting of holders of shares of a specific class shall be held whenever a resolution of such meeting is required.

Furthermore, such meeting shall be held whenever considered appropriate by either the managing board or one or more holders of shares of the class concerned persons together representing at least one-hundredth part of the issued share capital in the form of shares of the class concerned.

8.6.2.	If one or more persons referred to in article 8.6.1 consider appropriate that a meeting of holders of shares of the specific class concerned be held, they shall notify the managing board.

If in that event no managing director convenes the meeting such that the meeting is held within ten days of the request, each of the persons requesting shall be authorised to convene the same with due observance of the respective provisions of these articles of association.

8.6.3.

Articles 6.2 and 8.2 through 8.5 shall equally apply to the meetings of holders of shares of a specific class and to resolutions adopted by such meetings, provided that the notice shall be sent no later than on the sixth day prior to the day of the meeting.

8.6.4.	As long as no votes can be cast at a meeting of holders of shares of a specific class, the rights vested in such meeting shall vest in the general meeting.

Chapter 9

Financial year; annual statement of accounts.

Article 9.1.

9.1.1.	The financial year runs from the first day of May through the thirtieth day of April of the following year.

9.1.2.

Annually, within five months after the end of each financial year—save where this period is extended by a maximum of five months by general meeting on the basis of special circumstances, the managing board shall prepare annual accounts and shall make these available at the office of the company for inspection by the persons entitled to attend general meetings.

The annual accounts shall be accompanied by the auditor’s statement referred to in article 9.2, if the assignment referred to in that article has been given, by the management report, unless section 2:391 CC does not apply to the company, and by the additional information referred to in section 2:392 subsection 1 CC, insofar as the provisions of that subsection apply to the company.

The annual accounts shall be signed by all managing directors; if the signature of one or more of them is lacking, this shall be disclosed, stating the reasons therefor.

9.1.3.

The company shall ensure that the annual accounts as prepared, the management report and the additional information referred to in article 9.1.2 shall be made available at the office of the company as of the date of the notice of the general meeting at which they are to be discussed.

The shareholders and other persons entitled to attend general meetings may inspect the above documents at the office of the company and obtain a copy thereof at no cost.

9.1.4.

The annual accounts as prepared shall be adopted by the general meeting, unless the annual accounts as prepared have already been adopted in accordance with article 8.1.3. If the company is required in conformity with article 9.2.1 to give an assignment to an auditor to audit the annual accounts and the general meeting has been unable to review the auditor’s statement, the annual accounts may not be adopted, either by the general meeting or in accordance with article 8.1.3, unless the additional information referred to in the second sentence of article 9.2.1 mentions a legal ground why such statement is lacking.

9.1.5.

If the annual accounts are adopted in an amended form, a copy of the amended annual accounts shall be made available to the shareholders and the other persons entitled to attend general meetings at no cost.

Auditor.

Article 9.2.

9.2.1.

The company may give an assignment to an auditor as referred to in section 2:393 CC to audit the annual accounts prepared by the managing board in accordance with subsection 3 of such section provided that the company gives such assignment if the law so requires.

If the law does not require that the assignment mentioned in the preceding sentence be given the company may also give the assignment to audit the annual accounts prepared by the managing board to another expert; such expert shall hereinafter also be referred to as: “auditor”.

The general meeting shall be authorised to give the assignment referred to above. If the general meeting fails to do so, then the managing board shall be so authorised.

The assignment given to the auditor may be revoked by the general meeting and by the corporate body which has given such assignment.

The assignment may only be revoked for good reasons with due observance of section 2:393 subsection 2 CC.

The auditor shall report on his audit to the managing board. The auditor shall state as a minimum his findings concerning the reliability and continuity of the automated data processing system.

The auditor shall report on the results of his examination, in an auditor’s statement, regarding the accuracy of the annual accounts.

9.2.2.	The managing board may give assignments to the auditor or any other auditor at the expense of the company.

Chapter 10

Amendment of the articles of association, legal merger, legal division and dissolution.

Article 10.1.

10.1.1.

Without prejudice to the requirement of approval of the meeting of holders of shares of a specific class as referred to in section 2:231, subsection 4 CC and/or consent where this follows from the law, the general meeting shall have the power to resolve on an amendment of the articles of association, a legal merger, a legal division and the dissolution of the company. For as long as at least five hundred thousand (500,000) convertible preference shares are held by persons other than the Company itself, the resolutions of the general meeting referred to in the preceding sentence shall require the prior approval of the meeting of holders of convertible preference shares in accordance with article 8.4.3.

10.1.2.	A resolution to amend the articles of association regarding:

•	the designation of a (different) location outside the Netherlands as location for general meetings as referred to in section 2:226, subsection 2 CC;

•	a regulation in the articles of association whereby differentiated voting rights as referred to in section 2:228, subsection 4 CC is introduced or amended;

•

a regulation in the articles of association whereby the appointment of managing directors by a meeting of holders of shares of a specific class as referred to in section 2:242, subsection lid 1 CC and section 2:252, subsection 2 CC respectively is introduced or amended, can only be adopted by unanimous vote at a meeting at which the entire issued share capital is represented.

Liquidation.

Article 10.2.

10.2.1.

If the company is dissolved pursuant to a resolution of the general meeting, the managing directors shall become the liquidators of the company’s property, if and to the extent that the general meeting does not appoint one or more other liquidators.

10.2.2.	The general meeting shall, subject to the approval as referred to in article 8.4.3, determine the remuneration of the liquidators.

10.2.3.	The liquidation shall take place with due observance of the provisions of the law. During the liquidation period these articles of association shall, wherever possible, remain in full force.

10.2.4.

From the balance of the assets of the company remaining after all liabilities have been paid, firstly to the holders of the convertible preference shares A, convertible preference shares B, convertible preference shares C and convertible preference shares D on a pari passu basis, shall be distributed:

(i)	the par value of their shares;

(ii)	any share premium paid on their shares;

(iii)	any deficits that may exist pursuant to article 4.1.2.

Subsequently, from any balance remaining thereafter, to the holders of the convertible preference shares C1 on a pari passu basis, shall be distributed:

(i)	the par value of their shares;

(ii)	twelve United States dollar and two and six/tenth dollar cent (USD 12.026) (as adjusted for share splits, share dividends, reclassification and the like) per convertible preference share C1.

Any balance remaining thereafter shall be distributed among the holders of ordinary shares.

Notwithstanding the preceding sentences of this article 10.2.4, for purposes of determining the amount distributable on each convertible preference share A, convertible preference share B, convertible preference share C, convertible preference share D and convertible preference share C1 with respect to a liquidation as referred to in this paragraph 10.2.4 and/or a liquidation transaction as defined in article 8.4.3, each such share shall be deemed to have converted (regardless of whether such share actually converted) into an ordinary share immediately prior to the liquidation and/or the liquidation transaction if, as a result of an actual conversion, on such share would have been distributed, in the aggregate, an amount greater than the amount that would have been distributed on such share if such share did not convert into an ordinary share. If any such share shall be deemed to have converted into an ordinary share pursuant to this paragraph, then on such share shall not be distributed any amount that would otherwise be distributed on such share that has not converted (or has not been deemed to have converted) into an ordinary share.

10.2.5.	After the company has ceased to exist, its books, records and other data carriers shall remain in the custody of the person designated for that purpose by the liquidators for a period of seven years.